Exhibit 99.1

2018 Letter To Shareholders 2018 Letter To Shareholders Las V1egas Ballpark, Downtown Summerlin

Reflections on an Outstanding Year The Rooftop at Pier 17, Seaport District NYC Forward-looking statements Non-GAAP financial measures Statements made in this letter that are not historical facts, including statements accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “would,” and other statements of similar expression and other words of similar expression, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The Company believes that net operating income, or NOI, a non-GAAP financial measure, is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenues) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). MPC Segment EBT represents the revenues less expenses of the segment, including interest income, interest expense, depreciation and amortization and equity in earnings of real estate and other affiliates. MPC Segment EBT excludes corporate expenses and other items that are not allocable to the MPC Segment. We present MPC Segment EBT because we use this measure, among others, internally to assess the core operating performance of the segment. Although we believe that NOI and MPC Segment EBT provide useful information to the investors about the performance of our Operating Assets and MPC’s due to the exclusions noted above, NOI and MPC Segment EBT should only be used as additional measures of the financial performance of such assets and not as an alternative to GAAP net income (loss). These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this letter and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. In this letter, forward-looking statements include, but are not limited to, expectations about the performance of our Master Planned Communities segment and other current income-producing properties and future liquidity, development opportunities, development spending and management plans. We caution you not to place undue reliance on the forward-looking statements contained in this letter and do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this letter except as required by law. NOI excludes straight-line rents and amortization of tenant incentives, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, development-related marketing costs and Equity in earnings from Real Estate and other affiliates. For a reconciliation of NOI and MPC Segment EBT to the most directly comparable GAAP measure see the Reconciliation to Non-GAAP Measures at the end of this letter. No reconciliation of projected NOI is included in this letter because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors, which vary by property, such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. 2018 Letter To Shareholders 2

David R. Weinreb Chief Executive Officer The Howard Hughes Corporation May 2, 2019 To the shareholders of The Howard Hughes Corporation from the Chief Executive Officer 2018 was an excellent year for our business across all three segments. + + In our Master Planned Community (MPC) segment, led by Summerlin, we had record land sales. In our Operating Assets segment, we increased our year-over-year net operating income (NOI) by 13.1% (excluding the Seaport District) as we continued to drive occupancy and increase rental rates. + + And in our Strategic Developments segment, we increased our stabilized NOI target by 24.6% from $255 million to $318 million and Continued to drive successful growth at Ward Village, our vertical master planned community in Honolulu, where we contracted to sell 668 homes, yielding more than $511 million in sales revenue – the best year of contracted sales since the launch of our first two buildings in 2014. In sum, 2018 was likely our best year yet. 2018 Letter To Shareholders 3

2018 Accomplishments 2018 Letter To Shareholders 4

500 100 100 2018 Letter To Shareholders 5 MPC Segment The key performance metrics that we follow to determine the success of our MPCs are the number of acres sold, the price per acre, and the overall MPC Earnings Before Taxes (EBT). Land sales are often volatile and, as a result, should be evaluated on an annual and longer-term basis. In 2018, we sold 466 acres of residential and commercial land at an average price of $515,000 per acre and generated MPC EBT of $203 million, an increase of 6.6% over 2017. Since inception, we have generated approximately $2 billion in total MPC land sales and $799 million in EBT. MPC Price Per Acre MPC Acres Sold (residential acres only; thousands of USD) 800 300 700 250 600 200 400 150 300 200 50 0 0 2015 2016 2017 2018 2015 2016 2017 2018 Summerlin The WoodlandsBridgeland The Woodlands Hills SummerlinThe WoodlandsBridgeland The Woodlands Hills MPC Earnings Before Taxes (millions of USD) $250 $200 $150 $100 $50 $0 2015 2016 2017 2018

Operating Assets Segment



Hughes Landing, The Woodlands

Our run-rate annual NOI is the best measure of our operating progress and development execution.

Since inception, we have grown NOI from $49 million in 2010 to $173.3 million in 2018, an increase of 10.4% over 2017. Our fourth quarter annualized NOI run rate was $187 million and our stabilized NOI target was $318 million, representing a 549% increase in our stabilized recurring NOI since inception.

Because it is part non-stabilized operating asset, part development project and part operating business, we present the Seaport District separately in our financials and it is not included in the NOI numbers above. With several of the restaurants in the Pier Village at the Seaport set to open by the end of the summer and the Jean-Georges food hall to follow in the next 18-24 months, the district is moving closer to approaching its first stabilized year. The Seaport is taking longer to reach stabilization than anticipated, but we remain confident that the end product will be a spectacular asset for New York City, and as importantly, will generate an attractive return on our invested capital.

During the year, we purchased the parking lot at 250 Water Street in the Seaport District, a well-located development site of more than one acre with approximately 290,000 square feet of as-of-right development rights. We are working closely with the City and Seaport District stakeholders to determine how best to realize the full potential of this site, together with the 415,000 square feet of excess development rights from Pier 17, and an additional 212,000 square feet of development rights from our option on the New Market site, subject to governmental approvals.



Operating Assets NOI
($ in millions)
549% increase in recurring NOI since inception
$49
$55
$61
$51
$71
$119
$232
$92
$140
$255
$98
$157
$318
$131
$187
2010
2011
2012
2013
2014
2015
2016
2017
4Q18 Annualized
Operating Assets NOI
Incremental Contribution to Operating Assets NOI

6 2018 Letter To Shareholders

Developments of development ent tlements in our portfolio Anaha, Ward Village HHC Annual Review 2018 7 Strategic Segment 50M SF Since beginning sales in early 2014, we have contracted to sell 2,339 homes generating $2.68 billion in revenue as of April 30, 2019. Our stabilized NOI target reflects new construction starts as we We continue to generate substantial profits from our transform our raw commercial acreage into assets that generate condominium developments in Ward Village, where we target a recurring cash flow. In 2018, these new developments have 30% margin on sales excluding our land cost. In 2018, we closed increased our projected stabilized NOI target from $255.1 million on $357.7 million in condominium sales. Since beginning sales in to $317.8 million, excluding the Seaport District, an increase of early 2014, we have contracted to sell 2,339 homes generating 24.6%. In total, since inception we have developed, acquired, $2.68 billion in revenue as of April 30, 2019. This includes 354 or are in development of more than 15 million square feet of homes pre-sold at our newest building Kula. commercial properties including 3,698 multi-family units, 975 hotel keys, 1,408 self-storage units, 6.3 million square feet of office, 3.3 million square feet of retail and over 2,100 condo units.

The Woodlands

Complementary Business Segments

The combination of our three business segments in our MPCs provides us with a number of competitive advantages, including a large influence over price and product through our dominant ownership in undeveloped land and buildings in these communities, plus operating efficiencies achieved by our scale. Our development and operating teams have enabled us to assemble one of the strongest real estate platforms in the country with expertise in planning, development, construction, capital markets, marketing, operations and sponsorship, which we can leverage across the business where the greatest opportunities exist.

Since inception, we have invested $1.8 billion into our internal developments, generating $170 million in NOI and a 9.6% return on cost. Because of our low-cost basis in the land relative to its market value, of the $1.8 billion, we only invested approximately $370 million of cash equity in these projects, which is projected to generate a 25.2% return on equity assuming a 5.5% cost of debt. These investments and returns are based on the book value of our land and exclusive of condominium development as well as projects under construction.

We have invested $1.8 billion into our internal developments, generating $170 million in NOI and a 9.6% return on cost.

Our development of Hughes Landing in The Woodlands is a good example of the value we have been able to create in our MPCs. In 2012, we began development of what is now known as Hughes Landing on Lake Woodlands. Over the course of the following 3.5 years, we developed 1.4 million square feet of office space (88% leased), a 205 key Embassy Suites hotel (last year it was the highest rated Embassy Suites in the chain), 390 multi-family units (95% leased) and 126,000 square feet of retail (100% leased). During this same time, Houston, along with The Woodlands, was booming and we were direct beneficiaries. The total cost of Hughes Landing was $461 million and, at stabilization, it will generate NOI of $51 million, or an 11% unlevered return on our costs. It is worth noting that the land on which we developed Hughes Landing was originally slated to be sold to a home builder for approximately $40 million.

Hughes Landing demonstrates how we are able to accelerate development and generate substantial risk-adjusted returns during strong economic cycles.

Subsequent to the development of Hughes Landing, oil prices declined from over $100 per barrel to less than $30 per barrel, and Houston's economy slowed dramatically. The performance of our portfolio in The Woodlands is a good example of how our communities have outperformed the broader market during downturns. Following the sharp drop in oil prices, Houston's Class-A office market had negative absorption of approximately 1.4 million square feet in 2016 and 1.5 million square feet in 2017. Vacancy rates increased to more than 20% and office rents declined in some submarkets by more than $10 per square foot, or approximately 30%. In contrast, The Woodlands' Class-A office market had positive absorption of approximately 325,000 square feet and 144,000 square feet, respectively, during those same years. Our average rental rates declined by less than 5% and our vacancy rates outperformed the wider market by staying below 12%. In addition, we did not have a single tenant default.

Combined, our MPCs span over 80,000 residential and commercial acres, approximately five times the size of the island of Manhattan, and are home to a population of over 349,000 residents and approximately 160,000 jobs. We leverage our expertise by differentiating each of our communities with a distinct environment and rich amenity base, further fueling demand for residential and commercial development. These self-contained ecosystems have yielded a significant price premium over comparable homes outside of our master planned environments and helped shield our properties from competition and external economic pressures.

8 2018 Letter To Shareholders

The total cost of Hughes Landing was $461 million and, at stabilization, it will generate NOI of $51 million, or an 11% unlevered return on our costs. Hughes Landing, The Woodlands The accolades speak for themselves. A select few are noted below: Summerlin Columbia The Woodlands Summerlin was ranked by RCLCO as the third highest-selling master planned community in the country in 2018, while Bridgeland and The Woodlands respectively ranked 18th and 42nd (Bridgeland was ranked 29th in 2017. The Woodlands ranked near the top of the list in the past when it still had large amounts of remaining lots). Bridgeland was recognized by the Texas Association of Builders as Developer of the Year for 2018. Columbia ranked first on Money magazine’s Best Places to Live in America in 2016. The Woodlands was named Trailblazer of the Year in 2018 by the Greater Houston Builders Association. In 2017, The Woodlands was rated the best city to live in Texas (and the sixth best city to live in the country). In 2017, Architectural Digest named Ward Village the “Best Planned Community in the U.S.” 2018 Letter To Shareholders 9 With over 7,100 residential acres of land remaining to be developed and sold across our portfolio, we have substantial untapped value and expect to generate significant future cash flows within our MPCs. In addition to the residential land, our MPC segment contains 3,384 acres designated for commercial development or sale to non-competing users such as hospitals.

The tax cuts passed in late 2017 made states with no state income tax, like Texas and Nevada, even more desirable places to live owing to changes in how state income taxes can be deducted. As a result, we expect the demographics in our Houston MPC’s and Summerlin to improve as people continue to move from higher tax states to those markets with no state income taxes. While our MPC’s are somewhat insulated from the broader economic cycles due to the control we can exert in our markets, we have experienced some volatility in our Houston MPCs with energy prices. Fortunately, it appears that a recovery is underway in Houston, which could enable us to accelerate our commercial development at The Woodlands and Bridgeland in our Strategic Developments segment. Howard Hughes was one of the great American entrepreneurs of the 20th century. Inspired by our namesake, our aspiration is to create a company for the ages that becomes synonymous with place making and vibrant communities. By further igniting our virtuous cycle and remaining committed to our business plan, we expect to continue creating a thriving and enduring enterprise that will stand the test of time. David R. Weinreb Chief Executive Officer 2018 Letter To Shareholders 10

Reconciliation to Non-GAAP Measures

Howard Hughes

Reconciliation of Net Operating Income to Earning Before Taxes - Operating Assets

	For the year ended December 31,								
	2018	2017	2016	2015	2014	2013	2012	2011	2010
Total NOI	$ 173,273	$ 157,010	$ 140,248	$ 118,530	$ 71,147	$ 51,233	$ 61,102	$ 55,153	$ 48,624
Company's share NOI - Equity Investees	(3,948)	(4,401)	(5,069)	(3,204)	(1,488)	(1,533)	(2,783)	(3,926)	(1,599)
Distributions from Summerlin Hospital Investment	(3,435)	(3,383)	(2,616)	(1,747)	(1,649)	(2,503)	(2,376)	(3,894)	-
Total Operating Assets Dispositions and Redevelopment NOI	(524)	690	-	-	-	-	-	-	-
Total Operatings Assets NOI - Consolidated	$ 165,366	$ 149,916	$ 132,563	$ 113,579	$ 68,010	$ 47,197	$ 55,943	$ 47,333	$ 47,025
Straight-line rent amortization	12,756	7,999	10,689	7,391	1,064	1,759	(736)	918	183
Early extinguishment of debt	-	-	-	-	-	-	-	(11,305)	-
Depreciation and amortization	(113,576)	(122,421)	(86,313)	(89,075)	(49,272)	(31,427)	(23,318)	(20,309)	(23,461)
Provision for impairment	-	-	(35,734)						(80,924)
Write-off of lease intangibles and other	130	(575)	(25)	(671)	(2,216)	(2,884)	-	-	-
Other (expense) income, net	(7,005)	(315)	4,601	524	-	-	-	-	-
Equity in earnings (loss) from Real Estate Affiliates	1,529	3,267	2,802	1,883	2,025	3,893	3,683	3,926	(338)
Interest expense (income), net	(71,551)	(61,584)	(50,427)	(31,111)	(16,930)	(19,011)	(16,104)	(12,775)	(17,183)
Less partners' share of Operating Assets EBT	-	-	-	-	-	-	-	425	2,157
Total Operatings Assets segment EBT	$ (12,351)	$ (23,713)	$ (21,844)	$ 2,520	$ 2,681	$ (473)	$ 19,468	$ 8,213	$ (72,541)

Reconciliation of Net Operating Income to Earning Before Taxes - Consolidated

	For the year ended December 31,								
	2018	2017	2016	2015	2014	2013	2012	2011	2010
Operating Assets segment EBT	$ (12,351)	$ (23,713)	$ (21,844)	$ 2,520	$ 2,681	$ (473)	$ 19,468	$ 8,213	$ (72,541)
MPC segment EBT	202,955	190,351	179,481	114,366	221,181	130,978	91,937	50,712	(382,874)
Strategic Developments segment EBT	91,786	186,517	325,277	114,177	61,493	27,459	(1,700)	3,272	(26,456)
Consolidated segment EBT	282,390	353,155	482,914	231,063	285,355	157,964	109,705	62,197	(481,871)
Corporate expenses and other items	224,664	186,532	280,588	104,344	308,875	231,659	237,248	(86,273)	(412,641)
Net income	57,726	166,623	202,326	126,719	(23,520)	(73,695)	(127,543)	148,470	(69,230)
Net (income) loss attributable to noncontrolling interests	(714)	1,781	(23)	-	(11)	(95)	(745)	(1,290)	(201)
Net income attributable to common stockholders	$ 57,012	$ 168,404	$ 202,303	$ 126,719	$ (23,531)	$ (73,790)	$ (128,288)	$ 147,180	$ (69,431)

11

2018 Letter To Shareholders

Discovery is the one sensation that will always feel new no matter how many times we feel it. The Light Garden, Ward Village 12 2018 Letter To Shareholders